Exhibit 10.2

Dated 22 April 2005

Fordgate Industrial Limited

and

ET Equipments Limited

Lease

relating to Units 2 and 3 Nine Mile Point

Industrial Estate Cwmfelinfach

Teacher Stern Selby

37-41 Bedford Row

London WCIR 4JH

t + 44 (0)20 7242 3191

f + 44 (0)20 7242 1156

DX 77 Chancery Lane

Contents

1.	Definitions and Interpretation	2

2.	Demise	4

3.	Tenant’s Covenants	5

4.	Landlord’s Covenants	15

5.	Provisos	16

6.	Surety’s Covenants	18

7.	Certificate	19

8.	Enforcement by Third Parties	19

9.	New Tenancy	19

10.	No warranty as to Specified Use	19

11.	Exclusion of compensation	20

Schedule 1 - Rights granted to the Tenant		21

Schedule 2 - Rights and easements exempted		22

Schedule 3		23

Part I - Calculation of Service Charge		23

Part II - The Services		25

SJ
MW

NINE MILE POINT

CWMFELINFACH

ESTATE PLAN

SCALE NTS JUNE 1999

ASSOCIATES

EASTER

Particulars		:	22 day of April 2005

A.	Date	:

B.	Parties	:

C.	Landlord	:	Fordgate Industrial Limited (company number 2614751) whose registered office is at Fordgate, House 1 Allsop Place, London, NW1 5LF

D.	Tenant	:	ET Equipments Limited (Company number 01453887) whose registered office is at Coed Rheddyn Ringland Way Newport NP18 2TA

E.	The Premises	:	Units 2 & 3 on the Nine Mile Point Industrial Estate shown for identification purposes only edged red on the Plan

F.	The Estate	:	the Landlord’s freehold interest in the Nine Mile Point Industrial Estate aforesaid shown for identification purposes only edged blue on the Plan and which is registered at HM Land Registry with Title Number WA964069

G.	Term	:	5 years from and including the Term Commencement Date

H.	Term Commencement Date	:	20th day of November 2004

I.	Rent	:	From 20th November 2004 to 19th November 2005 Twenty Eight Thousand Three Hundred and Sixty Three Pounds and Fifty Pence (£28,363.50) and thereafter from 20th November 2005 to the expiry of the Term at a rate of Fifty Six Thousand Seven Hundred and Twenty Seven Pounds (£56,727.00) per annum

J.	Rent Commencement Date	:	20th day of November 2004

K.	Specified Use	:	Engineering workshop or any other use within use classes Bl B2 or B8 of the Town and Country Planning (Use Classes) Order 1987 subject to obtaining the Landlord’s prior written consent (not to be unreasonably withheld or delayed)

Lease

Dated		22 April 2005

Between

(1)	the Landlord

(2)	the Tenant

1.	Definitions and Interpretation

1.1	In this Lease the following expressions have the meaning attributed to them hereunder:-

	Common Parts	the Estate excepting the Lettable Units

	Conduits	any pipe wire duct cable channel sewer drain water-course gutter shaft flue subway or other service media through along under over or by means of which any gas electricity or other power or any air water soil or other matter may pass

	Enactment	every Act of Parliament directive and regulation now or thereafter to enacted or made and all subordinate legislation whatsoever deriving validity therefrom

	Estate	the land briefly described in the Particulars including all Lettable Units roadways pathways pedestrian access ways and areas car parking spaces and roads giving access thereto (except where these are maintainable at the public expense) refuse collection and disposal areas gardens verges and landscaped areas

	Landlord’s Surveyor	a duly qualified surveyor experienced in the management of industrial parks as shall be appointed by the Landlord from time to time

	Lettable Unit	any premises on the Estate which are occupied or let or available for occupation or letting, or other disposal

	Loss of Rent	three years loss of the Rent and Service Charge

	Tenant’s Proportion	the proportion that the total gross internal area of the Premises bears to the aggregate of the total gross internal areas of all Lettable Units on the Estate from time to time or ascertained according to such other method of calculation as the Landlord’s Surveyor acting reasonably may determine from time to time

Insured Risks	loss or damage by or in consequence of fire storm tempest lightning explosion flood subsidence heave earthquake aircraft and other aerial devices and things dropped therefrom (in time of peace) impact by road vehicles riot civil commotion malicious damage bursting and overflowing of water tanks apparatus and pipes and such other risks as the Landlord shall insure against from time to time (subject in all cases to such excesses exclusions and limitations as may be imposed by the insurers or underwriters with whom such insurance is placed) except always such risks as cannot reasonably be insured by the Landlord on satisfactory terms or as the Landlord’s insurers or underwriters have refused to insure

Landlord	means the person referred to in the Particulars as the Landlord and shall include the person for the time being entitled to the reversion immediately expectant on the determination of the Term

Particulars	the details appearing on page 1 of this Lease

Perpetuity Period	means the period of eighty years commencing on the date of this Lease being the perpetuity period for the purposes of Section 1 of the Perpetuities and Accumulations Act 1964 applicable to this Lease

Plan	the plans annexed to this Lease

Premises

means the Premises briefly described in the Particulars including:

(a)    all buildings erections structures fixtures and appurtenances on the Premises from time to time

(b)    all additions alterations and improvements carried out during the Term

(c)    the Conduits exclusively serving the Premises

but excludes the airspace above the Premises and any fixtures installed by the Tenant that can be removed, from the Premises without defacing the Premises. Unless the contrary is expressly stated the Premises includes any part of parts of the Premises

Prescribed Rate	the yearly rate of four per cent above National Westminster Bank Plc lending rate from time to time (or such other clearing bank (being a member of CHAPS Limited) as the Landlord shall from time to time notify to the Tenant)

	Tenant	the person referred to in the Particulars as the Tenant and shall include the Tenant’s successors in title

	Term	the Term set out in the Particulars [and includes any continuation or extension thereof (whether statutory or by the Tenant holding over or for any other reason)]

	Services	the services provided by the Landlord as set out in Part II of Schedule 3

1.2	In this Lease unless there be something in the subject or context inconsistent therewith where there are two or more persons included in the expression the Tenant or the Surety then covenants made by them shall be covenants by them jointly and severally

1.3	The terms defined in any schedule to this Lease or in the particulars shall where they appear elsewhere in this Lease have the meanings ascribed to them in such schedule or in the Particulars

1.4	The clause and paragraph headings are for convenience only and shall not affect the construction of this Lease

1.5	Any covenant by the Tenant not to do or omit to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done or omitted as the case may be

1.6	A specific Enactment includes every statutory modification consolidation and re-enactment and statutory extension of it for the time being in force except in relation to the Town and Country Planning (Use Classes) Order 1987 which shall be interpreted exclusively by the reference to the original provisions of Statutory Implement 1987 No. 764 whether or not the same may at any time have been revoked or modified

1.7	Where the context permits rents or other sums being due from the Tenant to the Landlord mean that they are exclusive of any VAT.

2.	Demise

The Landlord demises to the Tenant the Premises together with the rights set out in Schedule 1 but subject to the exceptions and reservations set out in Schedule 2 for the Term Paying

2.1	First the Rent such rent to be paid by equal quarterly payments in advance on the usual quarter days in each year the first payment for the period from the Rent Commencement Date to the quarter day next following the Rent Commencement Date to be made on the Rent Commencement Date

2.2	Secondly by way of additional rent all such monies as shall become payable in accordance with clause 3.3

2.3	Thirdly by way of additional rent all such monies as shall become payable in accordance with clause 3.8 and Schedule 3

2.4	Fourthly by way of additional rent all such monies as shall become payable in accordance with clause 3.4

2.5	Fifthly by way of additional rent all other amounts (including VAT) payable to the Landlord under this Lease

3.	Tenant’s Covenants

The Tenant covenants with the Landlord:-

3.1	Rent

To pay the several rents reserved by this Lease including all increases as and when the same are payable without any deduction (and all rights of set-off whether equitable or otherwise are hereby excluded) by standing order if required by the Landlord

3.2	Outgoings

To pay all existing and future rates taxes duties charges assessments impositions and outgoings whatsoever (and whether or not of a capital or non-recurring nature) which now are or may at any time hereafter during the Term be charged levied assessed or imposed upon the Premises (but (and without prejudice to the rent fifthly reserved and clause 3.26) not the reversionary interest therein) or upon the owner or occupier

3.3	Interest on Arrears

If payment of any of the rents and other sums payable under this Lease as rent is delayed for more than fourteen days to pay interest at the Prescribed Rate from the date upon which the same became payable (whether formally demanded or not) until the date of payment such interest to be compounded on the usual quarter days and paid without any deduction or set off save as required by statute

3.4	Insurance

To pay to the Landlord within fourteen days of demand the cost to the Landlord of procuring insurance of the Premises and a fair proportion (to be conclusively determined by the Landlord’s Surveyor acting reasonably) of the cost to the Landlord of procuring insurance of the Common Parts (if applicable) against the Insured Risks and Loss of Rent and any other risks for which the Landlord shall insure under clause 42 below

3.5	Repair

3.5.1	At all times during the Term to keep replace (where beyond economic repair) and maintain the Premises in good and substantial repair order and condition (damage by the Insured Risks excepted save to the extent that payment of any insurance monies be withheld by reason of or arising out of any act omission neglect or default of the Tenant or any sub-tenant or their respective servants agents licensees or invitees)

3.5.2	To keep in good and substantial repair all Conduits exclusively serving the Premises and to indemnify the Landlord against all liability howsoever arising from any failure to repair or the misuse or overloading of any such Conduits

3.5.3	To repair or replace (where beyond repair) forthwith by new articles & of similar kind and quality any fixtures fittings or plant or equipment (other than tenants or trade fixtures and fittings) upon or in the Premises which shall become in need of repair or replacement

3.6	Decoration

Without prejudice to the generality of the foregoing covenant:-

3.6.1	To decorate the exterior of the Premises in a colour scheme approved by the Landlord (such approval not to be unreasonably withheld) in a good and workmanlike manner and with appropriate materials of good quality and clean the cladding in the last year of the Term howsoever determined and in the year preceding any surrender of it

3.6.2	In the last three months of the Term howsoever determined to paint polish paper or otherwise properly to treat as the case may be all the inside of the Premises in a workmanlike manner and in every case with materials of good quality in such colours patterns and materials as the Landlord’s Surveyor may reasonably require

3.6.3	To keep the Premises properly cleansed and to clean all internal faces of all windows at least once in every month

Provided That the Tenant shall not be obliged to carry out any such decoration if the need for it is caused by any of the Insured Risks to the extent that the insurance money shall not have been rendered irrevocable or insufficient because of some act or default of the Tenant or of any person deriving title under or through it or their respective servants agents or invitees

3.7	Common Facilities

Insofar as the same are not recovered under the Service Charge reserved in clause 3.8 below to contribute and pay a fair and proper proportion (as determined by the Landlord’s Surveyor save in the case of manifest error) of the costs and expenses of making laying repairing maintaining renewing rebuilding and cleansing all ways roads pavements sewers drains pipes watercourses mutual or party walls and fences mutual or parry structures landscaping and other items which may belong to or be used for the Premises in common with other premises near or adjoining thereto and forming part of the Estate

3.8	To Pay Service Charge

To pay to the Landlord the Service Charge as defined and calculated and at the times and in the manner provided in Part I of Schedule 3

3.9	Wants of Repair

3.9.1	To permit the Landlord or their duly authorised agents to give or leave on the Premises notice in writing to the Tenant of all defects want of repair and breaches of covenant for which the Tenant is responsible and within fourteen days (or sooner in emergency) to commence to repair and to make good the same according to such notice and thereafter to diligently and expeditiously carry out such remedial work to the reasonable satisfaction of the Landlord’s Surveyor; and

3.9.2	If the Tenant shall fail within such reasonable period or immediately in case of emergency to commence and then fails to diligently and expeditiously comply with such notice or if the Tenant shall make default in the performance of any of the covenants herein contained relating to the repair decoration or maintenance of the Premises it shall be lawful (but without prejudice to the right of re-entry and forfeiture hereinafter contained) for the Landlord and its duly authorised agents to enter upon the Premises with or without machinery and to carry out or cause to be carried out any of the works referred to in such notice for which the Tenant is responsible and all costs and expenses incurred together with interest at the Prescribed Rate from the date of demand by the Landlord shall be paid by the Tenant to the Landlord on demand and shall be recoverable as rent in arrears

3.10	Entry

To permit the Landlord its duly authorised agents or the Landlord’s Surveyor with or without necessary appliances at all reasonable times and upon reasonable notice (except in the case of emergency) during the term (the Landlord causing as little interference to the Tenant as is reasonably practicable and as soon as its practicable making good all damage caused) to enter the premises :-

3.10.1	To examine the state of repair and condition and to take schedules or inventories of the fixtures fittings plant and machinery belonging to the Landlord or to be yielded up at the expiration or sooner determination of the Term

3.10.2	To execute any repairs or other work upon or to any adjoining or neighbouring premises or to carry out any repairs or other work which the Landlord must or may carry out under the provisions of this Lease upon or to the Premises

3.10.3	For any other purpose connected with the interest of the Landlord in the Premises (including measurement (or relating to any pending or intended step under the Landlord and Tenant Act 1954)) or its disposal or charge

3.10.4	To exercise the rights reserved by the Landlord in Schedule 2

3.11	Alterations

Not to:-

3.11.1	Alter remove from add to cut or injure the:

(a) Any structural element m the Premises or the exterior of the Premises

(b) non-structural parts of the Premises including any Conduits within or exclusively serving the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) and subject to such terms and conditions as the Landlord may require acting reasonably

3.11.2	Suspend from or impose upon any part of the Premises any excessive weight nor install any machine which shall be unduly noisy or cause vibrations or otherwise subject the Premises to any strain beyond that which it is designed to bear

3.11.3	Display advertisements or notices on the exterior of the Premises without the Landlord’s consent

3.11.4	Erect any aerial or satellite dish on or about the Premises without the written consent of the Landlord such consent not to be unreasonably withheld or delayed where such aerial or satellite dish is not visible from the nearest public highway

3.12	Reinstatement

At the expiry of the Term (whether by effluxion of time or otherwise) unless otherwise required by the Landlord to remove :

3.12.1	all alterations and additions made to the Premises by the Tenant and anything which may have been installed under clause 3.11;

and to restore and make good the Premises in a proper and workmanlike manner to the condition and design which existed before the alterations or additions were made with all services properly sealed off and to the Landlord’s reasonable satisfaction

3.13	Compliance with Statutes

At the Tenant’s own expense to execute all works provide and maintain all arrangements and comply with the requirements of every enactment (which expression in this deed includes any Act of Parliament already or hereafter to be passed any statutory instrument notice direction order regulation bye-law rule and condition already or hereafter to be made under in pursuance of or deriving effect from any such Act) of Parliament any Government Department local authority or other public authority or duly authorised officer or court of competent jurisdiction so far as they relate to or affect the Premises or the Landlord or the Tenant or the use of the Premises or the employment at the Premises of any person or the use in the Premises of any machine

3.14	Notifications

To give full particulars to the Landlord of any permission notice order or proposal for a notice or order relevant to Die Premises or to the use or condition thereof or otherwise concerning the Tenant made given or issued to the Tenant or the occupier of the Premises by any lawful authority and if so required to produce such document to the Landlord and then without delay to take all reasonable or necessary steps to comply therewith and also at the request and at joint cost of the Landlord and Tenant of the Landlord to make or join with it in making such objections or representations against or in respect of any such notice order or proposal as aforesaid as it shall reasonably deem expedient

3.15	Use

3.15.1	Not to use or permit the Premises or any part thereof to be used otherwise than for the Specified Use

3.15.2	Not to discharge into any Conduits any fluid of a poisonous or noxious nature or of a type calculated or liable to pollute me water of any stream or river and not to do anything that causes the Waters of any stream or river to be polluted or the composition of them to be so changed as to render the Landlord liable to any action or proceedings by any person

3.15.3	Not to do or omit to do anything whereby -any policy of insurance relating to the Premises or any adjacent or nearby property on the Estate may become void or voidable or whereby the premium thereon may be increased and the Tenant covenants that it will comply with the proper requirements of the insurers of the Premises and pay on demand any increase in the premium and any part of the insurance proceeds withheld by the insurer arising from any act or omission of the Tenant any undertenant licensee or respective predecessors in title

3.15.4	Not to cause or allow any nuisance annoyance or inconvenience to the Landlord or its tenants or neighbours or use the Premises for any illegal or immoral act or purpose

3.16	Underletting

3.16.1	Save for an Underletting in accordance with the succeeding provisions of this clause not to underlet or part with or share possession of the whole or any part of the Premises provided that nothing contained in this sub-clause shall prevent the Tenant from sharing occupation of the whole of any part of me Premises with any member of the group (as defined by Section 42 of the Landlord and Tenant Act 1954) of companies of which the Tenant shall from time to time form part as long as no relationship of landlord and tenant is thereby created and the Tenant shall give written notice to the Landlord of any such occupation within ten days thereof

3.16.2	Subject to clause 3.16.1 above not to underlet the whole of the Premises without the previous written consent of the Landlord obtained for that purpose within the three months immediately prior thereto such consent not to be unreasonably withheld or delayed and on any permitted Underletting the Tenant shall procure

(a) on or before the grant of the relevant underlease that the underlessee enters into a covenant with the Landlord to observe and perform the covenants on the part of the Tenant contained in this Lease (except the covenant to pay rent) and those of the underlessee in the relevant underlease

	(b)	on or before the grant of the relevant underlease if the Landlord shall so reasonably require that a guarantor or guarantors acceptable to the Landlord shall covenant with the Landlord to guarantee the observance and performance of the underlessee’s obligations under such underlease

3.16.3	Not to underlet the whole of the Premises at a fine or a premium nor at a rent less than the open market rent of the Premises at the time of such underlease nor without having complied fully with Section 38A of the Landlord: and Tenant Act 1954 with the effect that the provisions of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 in respect of such underlease are excluded

3.16.4	To procure that any permitted underlease shall contain

	(a)	the same restrictions on assignment Underletting parting with possession and sharing of occupation and the same provisions for direct covenants and registration as in this Lease

	(b)	a prohibition on any further Underletting or assignment of the whole of the premises demised by the underlease without me consent of the Landlord

	(c)	covenants by the underlessee prohibiting the underlessee from doing or suffering any acts or thing upon or in relation to the premises demised by such underlease inconsistent with or in breach of the Tenant’s obligations in this Lease

	(d)	a condition for re-entry on breach of any covenant on the part of the underlessee

	(e)	a declaration that the underlease is excluded from the provisions of sections 24-28 (inclusive) of the Landlord and Tenant Act 1954

3.16.5	To enforce the performance by every such underlessee of the covenants and conditions in his underlease and not to release or waive any such covenants or conditions

3.17	Assignment

3.17.1	Not to assign or charge any part or parts (as distinct from the whole) of the Premises

3.17.2	Not to assign the whole of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) obtained for that purpose within the three months immediately prior thereto provided that the Landlord shall be entitled (for the purposes of Section 19(1A) of the Landlord and Tenant Act 1927) :-

	(a)	to withhold its consent in any of the circumstances set out in clause 3.17.4 below

	(b)	to impose all or any of the matters set out in clause 3.17.5 below as a condition of its consent

3.17.3	The provisos to clause 3.17.2 shall operate without prejudice to the right of the Landlord to withhold such consent on any other ground or grounds where such withholding of consent would be reasonable or to impose any further condition or conditions upon the grant of consent where the imposition of such condition or conditions would be reasonable (including the provision of guarantors reasonably acceptable to the Landlord who shall covenant with the Landlord in the terms set out in clause 6 below)

3.17.4	The circumstances referred to in clause 3.17.2(a) above are as follows :-

	(a)	where the proposed assignee (the Assignee) is a member of the group (as defined by Section 42 of the Landlord and Tenant Act 1954) of companies of which the Tenant shall from time to time form part

	(b)	where in the reasonable opinion of the Landlord the Assignee is not of sufficient financial standing to enable it to comply with the Tenant’s covenants in this Lease

	(c)	where the Assignee enjoys diplomatic or state immunity but this circumstance shall not apply where the Assignee is the Government of the United Kingdom of Great Britain and Northern Ireland or any department thereof

	(d)	where there is a substantial breach by the Tenant of the provisions of clause 3.5.1 above and an unsatisfied schedule of dilapidations or notice of repair or reinstatement served by the Landlord hereunder which is not the subject of a bona fide dispute

3.17.5	The conditions referred to in clause 3.17.2(b) above are as follows :-

	(a)	the execution by the Tenant and any surety of the Tenant and delivery to the Landlord prior to the assignment in question of a deed of guarantee (being an authorised guarantee agreement within Section 16 of the Landlord and Tenant (Covenants) Act 1995) in a form reasonably required by the Landlord

	(e)	the payment to the Landlord of all rents and other sums which have fallen due under this Lease prior to the date of the proposed assignment

	(c)	any other financial security as the landlord shall reasonably require for compliance by the Assignee with its obligation to pay rent and comply with the Tenant’s obligations under this Lease or by any surety of its obligations under its guarantee in such form as the Landlord shall reasonably require

	(d)	the grant of any requisite consent of any superior landlord or mortgagee and compliance with any lawfully imposed conditions of such consent prior to the relevant assignment

3.18	Registration of Documents

Within one month after the execution of any dealing or charge or any transmission by reason of a death or otherwise affecting the Premises to leave with the Solicitors for the time being of the Landlord a certified true copy of the deed instrument or other document evidencing or effecting such dealing charge or transmission together with a registration fee of Thirty Pounds (£30.00) and to procure that every underlease of the Premises shall contain a similar covenant by the underlessee and expressed to be for the benefit of the Landlord

3.19	Costs

To pay to the Landlord all proper costs charges and expenses (including Solicitors’ Counsels’ and Surveyors’ and other professional costs and fees) incurred by the Landlord:

3.19.1	In any proceedings relating to the Premises under Sections 146 or 147 of the Law of Property Act 1925 or the preparation and service of a notice thereunder (whether of not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under Section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of such Act and notwithstanding forfeiture is avoided other than by relief granted by the Court) and to keep the Landlord fully and effectively indemnified against all proper and reasonable costs expenses claims and demands whatsoever in respect of the said proceedings

3.19.2	In the preparation and service of a schedule of dilapidations at any time during or within six months after the expiration of the Term

3.19.3	In connection with the recovery of arrears of rent due from the Tenant

3.19.4	In respect of any application for consent or licence required by this Lease whether or not such consent be granted (unless the consent is unlawfully refused)

3.20	Planning

In relation to the Planning Acts which in this Lease means the Town and Country Planning Act 1990 and legislation of a similar nature and any statutory modification or re-enactment thereof for the time being in force and any order instrument plan regulation permission and directive made or issued or to be made or issued thereunder or deriving validity therefrom :-

3.20.1	At all times to comply with the provisions of the Planning Acts and all licences consents and permissions (if any) already or hereafter to be granted or imposed thereunder

3.20.2	So often as occasion shall require at the Tenant’s own expense to obtain from the proper authority all such licences consents and permissions (if any) as may be required for the carrying out by the Tenant of any operations on or the use of the Premises or the institution or continuance by the Tenant thereon of any use thereof which may constitute development within the Planning Acts

3.20.3	Unless the Landlord shall otherwise in writing direct to carry out before the expiration or sooner determination of this Lease any works stipulated to be carried out to the Premises pursuant to any planning permission whether or not the date by which the planning permission requires such works to be carried out falls within the Term

3.20.4	When called upon so to do to produce to the Landlord all plans documents and other evidence as it may reasonably require to satisfy itself mat the provisions of this covenant have been complied with in all respects

3.20.5	In any case where any planning permission has been granted subject to conditions the Landlord shall be entitled as a condition of giving its consent when otherwise required by this Lease to require the Tenant to provide security for the compliance with the conditions imposed by the permission and the permission shall not be acted upon until such security shall have been provided to the satisfaction of the Landlord

3.20.6	Not to apply for planning permission in respect of the Premises without the Landlord’s prior written consent (which shall not be unreasonably withheld in respect of any addition or alteration in respect of which the Landlord’s consent is not to be unreasonably withheld under the terms of this Lease) and if the Landlord attaches any reasonable conditions to any such consent not to apply for any planning permission except in accordance with those conditions

3.21	Fire Fighting

3.21.1	To keep the Premises sufficiently supplied and equipped with such fire fighting and extinguishing appliances as shall from time to tune be required by law or as shall be reasonably required by the Landlord and such appliances shall be open to inspection and shall be maintained to the reasonable satisfaction of the Landlord

3.21.2	Forthwith upon the happening of any event or thing against which insurance has been effected by the Landlord to give notice thereof to the Landlord

3.22	Notice Boards

During the six months immediately preceding the determination of this Lease unless the Tenant has indicated that it wishes to renew this Lease to permit the Landlord or its agents to affix upon any part of the Premises a notice as to the proposed re-letting thereof and to permit the viewing of the Premises at reasonable times

3.23	Use of parking, accumulation of rubbish

Not to

3.23.1	Use any car parking spaces within the Premises other than for the parking of vehicles

3.23.2	Allow trade empties or rubbish of any description to accumulate on the Premises or the Estate

3.23.3	Allow to be hung or exposed outside or from any window of the Premises any clothes articles or other chattels of any description

3.24	Easements

Not to stop up or obstruct any windows or light belonging to the Premises or permit any new encroachment or easement to be made into against or upon the Premises and to give notice to the Landlord of any such which shall be made or attempted and at the request and cost of the Landlord to adopt such means and take such steps as may be reasonably required by the Landlord to prevent the same

3.25	Regulations

To comply with all reasonable regulations made by the Landlord from time to time for the management of the Estate

3.26	VAT

3.26.1	To pay to the Landlord by way of additional rent such VAT as may be or become payable in respect of the rents reserved by and other monies payable under and the consideration for all taxable supplies received or deemed to be received by the Tenant trader or in connection with this Lease (provided that where the Landlord has made the supply that the Landlord produce a valid VAT receipt)

3.26.2	In every case where the Tenant has agreed to reimburse or indemnify the Landlord in respect of any payment made by the Landlord under the terms of or in connection with this Lease to reimburse in addition any VAT paid by the Landlord on such payment (save to the extent that the same is recoverable by the Landlord as deductible input tax)

3.27	Freehold Title

To observe and perform the covenants and obligations contained or referred to (and so far as they relate to the Premises) in the registers of title number WA964069

3.28	Indemnity

To keep the landlord indemnified from and against all loss damage actions proceedings claims demands costs and expenses of whatsoever nature and whether in respect of any injury to or the death of any person or damage to any property movable or immovable or otherwise howsoever arising directly from the repair or the state of repair or condition of the Premises or from any breach of covenant on the part of the Tenant contained in this Lease from the use of the Premises or out of any works carried out at any time during the Term to the Premises or out of anything now or during the Term attached to or projecting from the Premises or as a result of any act neglect or default by the Tenant or by any sub-tenant or by their respective servants agents licensees or invitees

3.29	Yield Up

At the expiration or sooner determination of the Term quietly to yield up the Premises to the Landlord with vacant possession in such state and condition as shall in all respects be consistent with a full and due performance by the Tenant of the covenants on its part herein contained and reinstated and restored and made good to the extent required under clause 3.12 (trade or tenant’s fixtures and fittings only excepted subject to the Tenant making good all damage to the Premises occasioned by their removal) and upon such yielding up the Tenant shall remove all signs and nameplates indicating the connection or former connection of the Tenant with the Premises and all trade or tenant’s fixtures and fittings

4.	Landlord’s Covenants

The Landlord covenants with the Tenant :-

4.1	Quiet Enjoyment

That the Tenant paying the rents reserved on the days and in the manner appointed and observing and performing the covenants and conditions hereinbefore contained shall enjoy quiet possession of the Premises without any interruption by the Landlord or any person lawfully claiming through under or in trust for it

4.2	Insurance

4.2.1	To keep the Premises (including all fixtures therein but not Tenants trade fixtures) insured subject to such limitations or exclusions as the insurers may impose in such sum as shall in the Landlords opinion represent the full replacement cost thereof (including professional fees and incidental expenses) against loss or damage by the Insured Risks and Loss of Rent and Service Change

4.2.2	In the case of damage or destruction to the Premises by any of the Insured Risks (unless payment of the insurance monies or any part of them shall be refused in whole or in part by reason of any act or default of the Tenant any undertentant or their respective agents servants or any other person under its control) the Landlord will (subject to clauses 5.6 and 5.7) use reasonable endeavours to obtain any requisite planning permissions and consents and (if they are obtained) to lay out the insurance money received (except sums for loss of rent) towards replacing (but not necessarily in facsimile reinstatement) the parts of the Premises damaged or destroyed (making good any shortfall from its own funds) but if the Landlord is unable having used reasonable endeavours to obtain the necessary consents to carry out the relevant work the insurance monies shall belong to the Landlord

4.3	Services

To use reasonable endeavours to provide the Services in accordance with the principles of good estate management and to at least a reasonable and proper standard PROVIDED THAT the Landlord shall not be responsible for any temporary delay or stoppage in connection with the provision of the Services or for any temporary omission to perform the same due to any cause or circumstances outside the Landlord’s control

5.	Provisos

Provided Always and It Is Hereby Agreed and Declared as follows:-

5.1	Forfeiture

Notwithstanding and without prejudice to any other remedies and powers available to the Landlord if any of the rents shall be wholly or partly unpaid for twenty-one days after becoming payable (whether formally demanded or not) or if any covenant or condition herein contained shall not be performed or observed or if the Tenant for the time being hereunder being a company shall enter into liquidation whether compulsory or voluntary or pass a resolution for winding up (save for the purpose of amalgamation or reconstruction) or suffer a receiver to be appointed or being an individual or more than one individual any one shall have a receiving order made against him or become bankrupt or if the Tenant or if there is more than one tenant any of them shall enter into composition with its or their creditors or suffer any distress of execution to be levied on its or their goods then and in any such case it shall be lawful for the Landlord to re-enter upon the Premises and thereupon this Lease shall absolutely determine but without prejudice to any right of action of remedy of either party in respect of any breach of any of the other’s covenants

5.2	Notices

Any demand or notice shall be duly and validly made given and served if sent by recorded or special delivery post by pre-paid letter addressed to the Tenant or the Surety respectively (and if there shall be more than one of them then any one of them) at its registered office or its last known address or at the Premises and to the Landlord at its last known address Any demand or notice sent by post shall be conclusively treated as having been made given or served seventy-two hours after posting

5.3	No Liability

Nothing herein shall render the Landlord or the Tenant liable in respect of any of the covenants herein contained if and so far only as the performance and observance of such covenants conditions and provisions or any one or more of them shall hereafter become impossible or illegal under or by virtue of the provisions of the Planning Acts but subject as aforesaid this Lease shall not determine by reason only of any change modification or restriction of use of the Premises or obligations or requirements hereafter to be made or imposed under or by virtue of the Planning Acts

5.4	Disputes with adjoining occupiers

Any dispute arising between the Tenant and any owner or occupier of adjacent or nearby premises (other than the Landlord) as to any right or privilege or wall or otherwise relating to the Estate or Premises shall be determined on behalf of the Tenant by the Landlord’s Surveyor whose decision shall bind the Tenant (save in the case of manifest error) and whose fees shall be payable as he may direct

5.5	Cesser of Rent

In case the Premises or the means of access thereto shall at any time during the Term be destroyed or damaged by any of the Insured Risks so as to be unfit for occupation or use and the policy or policies of insurance shall not have been vitiated or payment of the policy monies refused in whole or in part in consequence of some act or default of the Tenant any undertenant or their respective servants agents or licencees the rent reserved by this Lease or a fair proportion thereof shall be suspended until the Premises and means of access thereto shall be again rendered fit for occupation and use or until the expiration of three years from the date of the damage or destruction (whichever shall be the earlier) and any dispute regarding this clause shall be referred to the award of a single arbitrator to be appointed in default of agreement upon the application of the Landlord by the President for the time being of the Royal Institution of Chartered Surveyors in accordance with the provisions of the Arbitration Act 1996 or any statutory modification thereof for the time being in force

5.6	Determination following destruction

If upon the expiry of three years from the date of the damage or destruction the Premises have not been rebuilt or reinstated so as to be fit for the Tenant’s occupation and use either party may by notice served at any time after the expiry of that period of 3 years determine this Lease and upon service of such notice this Lease will absolutely determine without prejudice to accrued liability and if this Lease is so determined the Landlord shall be solely entitled to all the insurance monies

5.7	Determination by me Landlord in last three years of the Term

If during the last three years of the Term the Premises shall be so destroyed or damaged by any of the Insured Risks as to reader the Premises unfit for occupation and use and the Landlord does not wish to rebuild or reinstate the same then the Landlord may determine this Lease by giving to the Tenant not less than six months written notice such notice to be given not more than twelve months after such destruction or damage and such determination shall be without prejudice to any claim by either party against the other in respect of any antecedent breach of covenant and if this Lease is so determined then the Landlord shall be solely entitled to all the insurance monies

5.8	Landlord’s Liability

In any case where the facts are or should reasonably be known to the Tenant the Landlord shall not be liable to the Tenant in respect of any failure of the Landlord to perform any of the Landlord’s obligations to the Tenant under this Lease whether express or implied unless and until the Tenant has notified the Landlord of the facts giving rise to the failure and the Landlord has failed within a reasonable time to remedy the same

5.9	Section 62 LPA

The operation of Section 62 of the Law of Property Act 1925 shall be excluded from this Lease and the only rights granted to the Tenant are those expressly set out in this Lease and the Tenant shall not by virtue of this Lease be deemed to have acquired or be entitled to and the Tenant shall not during the Term acquire or become entitled by any means whatsoever to any easement from or over or affecting any other land or premises now or at any time hereafter belonging to the Landlord and not comprised in this Lease

5.10	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on a statement or representation by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease

5.11	Section 25 Landlord and Tenant (Covenants) Act 1995

Any provision in this Lease which is contrary to the provisions of Section 25 of the Landlord and Tenant (Covenants) Act 1995 shall be deemed to have excluded from it any effects or parts which are so contrary to such provisions and the balance of the provision shall remain in full force and effect

5.12	Jurisdiction

This lease shall be governed by and construed in accordance with the law of England and Wales and the Tenant and the Surety submits to the exclusive jurisdiction of the English and Welsh courts and irrevocably agrees mat any process may be served on it by leaving a copy of the relevant document at the Premises provided however that the Landlord shall retain the right at its sole decision to sue the Tenant and the Surety elsewhere including in the courts of the Tenant’s and the Surety’s domicile

5.13	No waiver of Rent

Acceptance of rent by the Landlord will not constitute acquiescence to a waiver or breach of any term or terms under this lease

6.	Surety’s Covenants

The Surety covenants with the Landlord as a primary obligation

6.1	That the Tenant will pay the rents and other monies reserved by this Lease and made payable on the days and in manner aforesaid and will duly perform and observe all the covenants and conditions hereinbefore on the Tenant’s part contained in this Lease

6.2	That if the Tenant shall make default in payment of rents (including any increased rent) or in observing or performing the covenants contained in this Lease the Surety will pay the rents and observe and perform the covenants in respect of which the Tenant shall be in default notwithstanding anytime or indulgence granted by the Landlord to the Tenant or that the Tenant may have ceased to exist or any other act or thing whereby but for this provision the Surety would have been released and;

6.3	That in the event of this Lease being disclaimed by the Tenant or on behalf of the Tenant under any statutory or other power or on forfeiture of this Lease by the Landlord the Surety will if the Landlord shall by notice to writing within three months after such disclaimer or forfeiture so require take from the Landlord a lease of the Premises for a term commensurate with the residue of the Term which would have remained had there been no disclaimer or forfeiture at the same rent and subject to the same covenants with toe exception of this clause such lease to take effect from the date of the disclaimer or forfeiture and in such case the Surety shall pay me costs of such new lease and execute and deliver to the Landlord a counterpart thereof

6.4	That if the Landlord shall not require the Surety to take a lease of the Premises in the event of such disclaimer or forfeiture me Surety shall nevertheless upon demand pay to me landlord a sum equal to the rent mat would have been payable under this Lease but for the disclaimer or forfeiture in respect of the period from the date of the disclaimer or forfeiture until the Premises shall have been relet by the Landlord

6.5	That the Surety shall not claim in any liquidation bankruptcy composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator trustees or bankruptcy or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Surety may have over assets of the Tenant whilst any liabilities of the Tenant or the Surety to die Landlord remain outstanding

7.	Certificate

It is certified that there is no agreement for Lease to which this Lease gives effect

8.	Enforcement by Third Parties

The parties to this Leases do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it

9.	New Tenancy

This lease is a new tenancy for the purposes of Section 1 of the Landlord and Tenant (Covenants) Act 1995

10.	No warranty as to Specified Use

The Landlord gives no express or implied warranty that the Specified Use of the Property under this Lease is or will be or remain a lawful or authorised user under the Planning Acts or otherwise

11.	Exclusion of compensation

So far as the law shall allow the right of the Tenant (or any undertenant) to compensation on quitting the Property is excluded

In Witness of which the parties have duly executed this Lease as a deed which is delivered on the date first before written

Schedule 1 - Rights granted to the Tenant

1.	The right of free and uninterrupted passage of gas/electricity telephone cable water and soil through Conduits now laid or hereafter laid within the Perpetuity Period serving the Premises and passing in under through or over any adjoining or neighbouring land and the right to connect the Premises to such Conduits insofar as necessary PROVIDED prior written notice is given to the Landlord and the tenant(s) of the adjoining or neighbouring land and that any connection works are carried out as quickly as practicable causing as little disruption and inconvenience to the tenant(s) of the adjoining or neighbouring land as is possible and making good all damage caused at its own cost

2.	The right with or without workmen at all reasonable times and after giving reasonable prior written notice to enter upon the airspace above the building erected upon the Premises and the adjoining premises of the Landlord for the-purpose of carrying out any necessary work to the Premises which cannot reasonably be carried out from the Premises and for the purpose of inspecting maintaining repairing or renewing any Conduits serving the Premises the Tenant making good all damage caused to the adjoining premises in carrying out such works and causing the minimum of inconvenience to the occupiers of such adjoining premises

3.	The right

3.1	subject to the Landlord prior written approval as to size nature and location to place and maintain a sign on the exterior of the Premises displaying the name of the Tenant and the Tenant’s business

3.2	to have the Tenant’s name displayed on the name board at the entrance to the Estate

4.	The right of way at all times with or without vehicles for all purposes over and along the access roads and pathways on the Estate

5.	All rights of support shelter and protection for the Premises

Schedule 2 - Rights and easements exempted

Excepting and Reserving in favour of the Landlord and its tenants agents and licensees and those authorised by the Landlord and all other persons who now have or may hereafter be granted similar rights :-

1.	the full free and uninterrupted passage and running of water soil gas telephone electricity telecommunication and all other services and supplies of whatsoever nature from and to any other part of the Estate, through such, of the Conduits which are now or may hereafter during the Perpetuity Period be in or under or over the Premises and the right of entry onto the Premises for the purpose of inspecting repairing renewing relaying cleansing maintaining and connecting up to any such existing or future Conduits

2.	the right to erect or to consent hereafter to any person erecting a new building or to alter any building for the time being on the, adjoining or neighbouring property of the Landlord in such manner as the Landlord or the person or persons exercising such right may think fit and notwithstanding that such alteration or erection may diminish the access of light and air enjoyed by the Premises and the right to deal with the Estate and any other adjoining or neighbouring property of the Landlord as it may think fit

3.	the right to erect scaffolding for the purpose of repairing cleaning rebuilding renewing or altering the Estate or any part thereof notwithstanding that such scaffolding may temporarily restrict the access to or enjoyment and use of the Premises provided that the Landlord shall use reasonable endeavours to ensure the Tenant has satisfactory access at all times

4.	the right for the Landlord and those authorised by the Landlord to enter the Premises for the purposes and in the manner mentioned in this Lease

5.	all rights of light air support shelter and protection for the parts of the Estate not included in the Premises and all such rights (if any) as shall now or hereafter belong to and be enjoyed by any land or premises adjacent to the Estate

Schedule 3

Part I - Calculation of Service Charge

1	In this Schedule :-

	Accounting Period	shall mean a period commencing on the twenty fifth day of December and ending on the twenty fourth day of December in any year or such other period as the Landlord’s Surveyor shall determine

	Interim Charge	such quarterly sum to be paid by way of an estimate of the anticipated Service Charge as the Landlord or the Landlord’s Surveyors shall reasonably specify

	Service Charge	the Tenant’s Proportion of the Total Expenditure

	Total Expenditure	the expenditure reasonably and properly incurred by the Landlord in any Accounting Period in providing the Services

2	The first payment of the Interim Charge shall be made on the execution of this Lease and shall be a proportionate sum of the
Interim Charge up to the next quarter day and thereafter the Interim Charge shall be paid to the Landlord by equal quarterly payments in advance on the usual quarter days

3	As soon as reasonably practicable after the expiration of each Accounting Period mere shall be served upon the Tenant by the
Landlord or its agent an audited certificate such certificate to be final and binding on the parties (save as to manifest error) and to contain the following information :-

3.1	the amount of Total Expenditure

3.2	the amount of the Interim Charge paid by the Tenant together with any surplus carried forward from the previous Accounting Period

3.3	the amount of the Service Charge

3.4	details of the breakdown of the Service Charge and all fair proportions and information and authority to inspect any invoices relating to the Service Charge

4	If the Interim Charge demanded during any Accounting Period exceeds the Service Charge for the Accounting Period in respect of which it was paid the surplus of the Interim Charge so paid over and above the Service Charge shall be carried forward by the Landlord and credited to tire account of the Tenant in computing the Service Charge in succeeding Accounting Periods as hereinafter provided or (if the Term shall have come to an end) shall be repaid to the Tenant

5	If the Service Charge exceeds the Interim Charge together with any surplus from the previous year earned forward as aforesaid then the Tenant shall pay the excess to the Landlord or its agent within fourteen days of service upon me Tenant of the certificate referred to in the paragraph 3 above

Part II - The Services

1	Keeping the Common Parts in good and substantial repair and condition and properly cleansed drained lighted and insured

2	The provision and maintenance of such fences and signage for the Estate as the Landlord shall properly consider necessary or as may be required

3	Repairing and maintaining or replacing any apparatus equipment fixtures fittings and decorations in or about the Common Parts the use of which is common to the Premises and adjoining or neighbouring premises including but without prejudice to the generality of the foregoing all electric lamp standards and time switches

4	Paying all rates taxes duties charges assessments and outgoings whatsoever (whether parliamentary parochial local or of any other description) assessed charged or imposed upon or payable in respect of the Common Parts or any part of them except insofar as the same are the responsibility of the Tenant or of any other tenant on the Estate

5	All proper and reasonable costs charges and expanses of abating a nuisance on the Estate and of executing all such works as may be necessary for complying with any notice served by a local authority in connection with the Common Parts or any part of them insofar as the same is not the liability of or Attributable to me fault of any individual tenant or occupier of any part of the Estate

6	Maintaining repairing cleansing emptying draining extending amending and renewing the Conduits on the Estate

7	Providing such managing agents, supervisory security staff and other staff for the Estate as the Landlord acting reasonably and in the interests of good estate management shall think fit including the cost of employing such staff and providing such uniforms vehicles and equipment etc as may be required for the proper performance of their duties and also providing renewing repairing and maintaining any reasonably necessary facilities therefor

8	Providing and maintaining all plants shrubs and landscaped areas and keeping the same properly planted and free from weeds and the grass regularly cut

9	Paying any special costs which may be levied by fee local (or other competent) authority on the Estate as a whole and which relate to or arise from the administration thereof and/or the provision of the Services

10	Providing maintaining renewing and insuring such equipment on the Estate as may from time to time in the reasonable opinion of the Landlord be necessary or desirable in the interests of good estate management

11	The proper and reasonable costs charges and remuneration of the Landlord the Landlord’s Surveyor or managing agent employed by the Landlord to manage the Estate

12	The proper and reasonable costs charges and expenses of preparing and supplying to tenants copies of regulations made by the Landlord governing the use of the Estate or any part of it

13	Keeping proper records of all costs charges and expenses incurred by the Landlord in providing the Services

14	The proper and reasonable charges and remuneration of suitably qualified accountants to be employed by the Landlord or the Landlord’s Surveyor for the purpose of auditing the accounts in respect of the Landlord’s costs and certifying the total amount thereof for the period to which the Account relates

15	All amounts which the Landlord may reasonably and properly expend on effecting and maintaining such other insurances (including without limitation in relation to public property owners and employers liability) as the Landlord may decide to effect in relation to the Estate or any part of it (other than insurances of any Lettable Unit) including fees for insurance valuations carried out at reasonable intervals and all fees and expenses payable to advisers in connection with effecting and maintaining insurance policies and claims

16	The cost of the supply of electricity gas oil and other fuel forte provision of the Services

17	The cost of making such provision (if any) for anticipated expenditure in respect of any of the services as the Landlord shall in its absolute discretion consider appropriate

18	Such other services or matters as may reasonably be necessary for the proper management of the Estate

Executed by TE Equipments Limited	)	/s/ W. J. Chappell

Acting by a director and the secretary/	)	/s/ A.N. Wheeler

Two directors	)

Director		A.N. Wheeler

Secretary		W. J. Chappell

Executed as a Deed by Fordgate Industrial Limited	)

acting by :-)

Director	/s/ M.S.

Director/Secretary	/s/ R.S.